Filed Pursuant to Rule 424(b)(5)

Registration No. 333-270628

Prospectus Supplement

(To Prospectus dated April 6, 2023)

Co-Diagnostics, Inc.

Up to $10,000,000 Shares of Common Stock

This prospectus supplement amends and supplements the information in the prospectus, dated April 6, 2023, filed with the Securities and Exchange Commission as a part of our registration statement on Form S-3 (File No. 333-270628), as supplemented by the prospectus supplement dated October 20, 2025 (as supplemented, the Prior Prospectus), relating to the offer and sale of shares of our common stock, $0.001 par value per share, pursuant to the Equity Distribution Agreement (“Equity Distribution Agreement”) with Maxim Group LLC (“Maxim”), dated October 20, 2025, we previously entered into with Maxim. This prospectus supplement should be read in conjunction with the Prior Prospectus, and is qualified by reference thereto, except to the extent that the information herein amends or supersedes the information contained in the Prior Prospectus. This prospectus supplement is not complete without, and may only be delivered or utilized in connection with, the Prior Prospectus and any future amendments or supplements thereto.

The prospectus supplement dated October 20, 2025, indicated that we were, at that time, subject to General Instruction I.B.6. of Form S-3, which limited the amount that we were able to sell under the registration statement of which the prospectus forms a part. We are currently no longer subject to the offering limits imposed by General Instruction I.B.6. of Form S-3. If we become subject to the offering limits in General Instruction I.B.6. of Form S-3 in the future, we will file another prospectus supplement.

As of the date of this prospectus supplement, we have sold an aggregate of 950,000 shares for gross proceeds of $266,560 pursuant to the Equity Distribution Agreement. As a result of such prior sales, as of the date of this prospectus supplement, shares having an aggregate offering price of up to $9,733,440 remain available for offer and sale under the Equity Distribution Agreement through the Prospectus.

Our Common Stock is listed on The Nasdaq Capital Market under the symbol “CODX.” The last reported sale price of our Common Stock on The Nasdaq Capital Market on December 18, 2025 was $0.2759 per share.

Investing in the offered securities involves a high degree of risk. See “Risk Factors” beginning on page S-4 of this prospectus supplement and page 6 of the accompanying prospectus for a discussion of information that you should consider before investing in our securities and in the documents incorporated by reference in this prospectus supplement and the accompanying prospectus that we file with the Securities and Exchange Commission.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

Sole Sales Agent

Maxim Group LLC

The date of this prospectus supplement is December 19, 2025